SECURITIES AND EXCHANGE COMMISSION
                       Washington, D.C. 20549

                              FORM 8-K

                           CURRENT REPORT


                Pursuant to Section 13 or 15(d) of the
                   Securities Exchange Act of 1934



  Date of Report (Date of earliest event reported): January 17, 2003


                          The Stanley Works
     --------------------------------------------------------------
          (Exact name of registrant as specified in charter)


   Connecticut                  1-5244                06-0548860
  ---------------------------------------------------------------------
  (State or other             (Commission           (IRS Employer
  jurisdiction of             File Number)          Identification
  incorporation)
  No.)


  1000 Stanley Drive, New Britain, Connecticut            06053
  ---------------------------------------------------------------------
  (Address of principal executive offices)              (Zip Code)


  Registrant's telephone number, including area code: (860) 225-5111


                         Not Applicable
   -------------------------------------------------------------------
      (Former name or former address, if changed since last report)









               Exhibit Index is located on Page 3
                       Page 1 of 8 Pages




Item 7.        Financial Statements and Exhibits.
               ----------------------------------

   (c) 20(i)   Press Release dated January 17, 2003.

       20(ii) Cautionary Statements relating to forward looking statements included in Exhibit 20(i).

Item 9.        Regulation FD Disclosure.
               ------------------------

               In a press release attached to this 8-K, the company provided earnings guidance for the fourth quarter 2002 and for the first quarter and full year 2003 and commentary regarding cash flow and operating margins.








                           SIGNATURE




Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.



                          THE STANLEY WORKS



Date:  January 17, 2003    By:   /s/ Bruce H. Beatt
       -----------------   ---------------------------------------
                           Name:  Bruce H. Beatt
                           Title: Vice President, General
                                  Counsel and Secretary







                       Page 2 of 8 Pages








                         EXHIBIT INDEX

                   Current Report on Form 8-K
                     Dated January 17, 2003



                       Exhibit No.  Page
                       -----------  ----

                         20(i)
                         20(ii)

































                        Page 3 of 8 Pages


                                                   Exhibit 20(i)

FOR IMMEDIATE RELEASE

Stanley Works Comments On Business Conditions and Fourth Quarter 2002
Profits

New Britain, Connecticut, January 17, 2003 - The Stanley Works (NYSE:
SWK) indicated today that fourth quarter 2002 earnings after special charges are expected to be in the range of $0.24-$0.27 per fully diluted share. Before pre-tax, non-cash charges totaling $22 million, or $0.17 per fully diluted share, earnings per fully diluted share are expected to be $0.41-$0.44 versus the current First Call consensus of $0.56. This reduction is attributable primarily to issues in the company's Tools segment.

John M. Trani, Chairman and Chief Executive Officer, commented: "Our performance this quarter is extremely disappointing. Market conditions have remained weak for over two years. This quarter we were unable to generate sufficient productivity to offset deteriorating volume. While we are disappointed with the performance setbacks, we are far from disheartened. Productivity attainment has been and is at the heart of our core competency, and we will quickly get this back on track."

The company provided the following details:

   - Sales were up approximately 3% over last year. Organic sales, exclusive of the effects of acquisitions, declined approximately 2%, somewhat more than anticipated.

   - As expected, the Mechanics Tools gross margin rate problems experienced in the third quarter are on the road to recovery. Backlogs decreased significantly, and gross margin rates improved to the extent predicted in the fourth quarter; but sales declines in Mac Tools continued to weigh down overall performance.

   - Several of the company's other businesses, including hand tools and fastening systems, under-performed profit expectations, more than offsetting the sequential rate gains in Mechanics Tools and Mac Tools. Mr. Trani stated: "Continuing weak markets, combined with the West Coast dock strike, and increased material costs resulted in a productivity level equal to only about half our normal run rate. Coupled with ongoing price / mix pressure, our margin rates declined sequentially 50-100 basis points."








                               Page 4 of 8 Pages



In addition, higher estimates were established for loss provisions and for specific impaired manufacturing equipment. The $22 million non-cash special charge includes: (1) a reassessment of Mac Direct inventory and accounts receivable valuations, as a result of a new retail control system just implemented; (2) an inventory valuation adjustment in the fastening systems business associated with recent cost estimation process improvements; and (3) impairment of certain fixed assets related primarily to the Wichita Falls and Dallas plant consolidation.

The company also indicated that free cash flow before dividends approximated $240 million in 2002, an increase of about 60% over 2001 and by far its best performance ever. Mr. Trani added: "Our market share and cash flow are strong and increasing. The dividend is extremely secure and we intend to increase it once again in 2003, marking the 36th consecutive year of doing so. This company is gaining market share with large retailers, generating solid free cash flow and reinvesting in businesses that operate in growth markets. The recent Best Access Systems acquisition is an example of this strategy. It enables us to participate in a large growing market with a significant service component. This business shows significant opportunity for us to leverage our core competencies."

The company expects first quarter 2003 earnings to be in the range of $0.44-$0.46 per fully diluted share. Management also expressed confidence that 2003 earnings per fully diluted share would grow by a low double-digit percentage over the $2.31-$2.34 (exclusive of special charges) expected in 2002, with operating margins expected to achieve previous high levels of 14-15% in the third quarter of 2003.

The company has scheduled a conference call with investors for 1pm EDT this afternoon to discuss the matters detailed above. The call is accessible by telephone at (800) 267-8424 and from outside the U.S. at
(706) 634-0695; also, via the Internet at www.stanleyworks.com by selecting "Investor Relations". A replay will also be available two hours after the call and can be accessed at 800-642-1687 by entering the conference identification number 7603285. The company's regularly scheduled quarterly conference call with its financial analysts will also be held at 2:00pm EDT on Friday, January 24, after the full earnings release is issued.

Contact: Gerry Gould, V.P. - Investor Relations, at (860) 827-3833 or atggould@stanleyworks.com


The Stanley Works, an S&P 500 company, is a worldwide supplier of tools, hardware and doors for professional, industrial and consumer use. More information about The Stanley Works can be found at http://www.stanleyworks.com.



                           Page 5 of 8 Pages



This press release contains forward-looking statements. Cautionary statements accompanying these forward-looking statements are set forth, along with this news release, in a Form 8-K filed with the Securities and Exchange Commission today. The Stanley Works corporate press releases are available on the company's corporate web site at www.stanleyworks.com. Click on "Investor Relations" and then on "News Releases".












































                             Page 6 of 8 Pages



                                                      Exhibit 20(ii)

                        CAUTIONARY STATEMENTS

     Under the Private Securities Litigation Reform Act of 1995

Statements in the company's press release attached as Exhibit 20(i) to this Current Report on Form 8-K regarding the company's ability to
(i) deliver fourth quarter 2002 earnings in the range of $.24-.27 per fully diluted share ($.41-.44 before the pre-tax, non-cash charges);
(ii) deliver free cash flow before dividends approximating $240 million in 2002; (iii) deliver first quarter 2003 earnings in the range of $.44-.46 per fully diluted share; (iv) deliver 2003 earnings per fully diluted share growth by a low double-digit percentage over the $2.31-$2.34 (exclusive of special charges) expected 2002 earnings levels; and (v) deliver operating margins of 14-15% in the third quarter of 2003 are forward looking and inherently subject to risk and uncertainty.

The company's ability to achieve the earnings objectives identified in the preceding paragraph is dependent on both internal and external factors, including the success of the company's marketing and sales efforts, continuing improvements in productivity and cost reductions, including inventory reductions, and continued reduction of selling, general and administrative expenses as a percentage of sales, the strength of the United States economy and the strength of foreign currencies, including, without limitation, the Euro.

The company's ability to achieve the expected level of revenues and operating margins is dependent upon a number of factors, including (i) the success of the company's efforts to redress production problems in its Mechanics Tools business; (ii) the ability to recruit and retain a sales force comprised of employees and manufacturers representatives;
(iii) the success of The Home Depot and Wal-Mart programs and of other initiatives to increase retail sell through and stimulate demand for the company's products; (iv) the success of recruiting programs and other efforts to deliver positive overall Mac Tools truck count versus the prior year; (v) the ability of the sales force to adapt to changes made in the sales organization and achieve adequate customer coverage;
(vi) the ability of the company to fulfill demand for its products;
(vii) the absence of increased pricing pressures from customers and competitors and the ability to defend market share in the face of price competition; (viii) the acceptance of the company's new products in the marketplace as well as the ability to satisfy demand for these products; (ix) the successful integration of Best Access Systems and other recent acquisitions with existing businesses of the company, and the achievement of the sales plan for the combined businesses.




                            Page of 7 Pages 8



The company's ability to deliver inventory reductions and otherwise improve its productivity and to lower the cost structure is dependent on the success of various initiatives that are underway or are being developed to improve manufacturing and sales operations and to implement related control systems. The success of these initiatives is dependent on the company's ability to increase the efficiency of its routine business processes, to develop and implement process control systems, to mitigate the effects of any material cost inflation, to develop and execute comprehensive plans for facility consolidations, the availability of vendors to perform outsourced functions, the successful recruitment and training of new employees, the resolution of any labor issues related to closing facilities, the need to respond to significant changes in product demand while any facility consolidation is in process and other unforeseen events.

The company's ability to continue to reduce selling, general and administrative expenses as a percentage of sales is dependent on various process improvement activities, the continued success of changes to the sales organization and the reduction of transaction costs.

The company's ability to show the cash flow and earnings discussed above with respect to 2002 also is dependent upon the completion, in the ordinary course, of the annual audit of the company's accounts by its internal and external auditors that is currently in progress.

The company's ability to achieve the objectives discussed above will also be affected by external factors. These external factors include pricing pressure and other changes within competitive markets, the continued consolidation of customers in consumer channels, inventory management pressures on the company's customers, increasing competition, changes in trade, monetary and fiscal policies and laws, inflation, currency exchange fluctuations, the impact of dollar/foreign currency exchange rates on the competitiveness of products, the impact of events that cause or may cause disruption in the company's distribution and sales networks such as the recent closure of ports on the West Coast, the events of September 11, 2001, political unrest and recessionary or expansive trends in the economies of the world in which the company operates.







                          Page 8 of 8 Pages